Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $0.01 par value per share, of Wireless Ronin Technologies, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:	September 2, 2014	HORTON CAPITAL PARTNERS, LLC

		By:	/s/ Joseph M. Manko, Jr.
			Name:	Joseph M. Manko, Jr.
			Title:	Managing Member

HORTON CAPITAL MANAGEMENT, LLC

		By:	/s/ Joseph M. Manko, Jr.
			Name:	Joseph M. Manko, Jr
			Title:	Managing Member

/s/ Joseph M. Manko, Jr.
JOSEPH M. MANKO, JR.